Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JULY CASH DISTRIBUTION
     DALLAS, Texas, July 19, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.148472 per unit, payable on August 12, 2011, to unit holders of record on July 29, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased from the previous month due primarily to increased production. This would primarily reflect production for the month of May. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 55,809 bbls and 220,399 Mcf. The average price for oil was $96.42 per bbl and for gas was $8.37 per Mcf. Capital expenditures were approximately $460,178. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	55,809	220,399	$96.42	$8.37	*

Prior Month	52,526	196,662	$103.58	$8.04	*

*	This pricing includes sales of gas liquid products.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085